April 15, 2016

Dear Lanny,

Yelp Inc., a Delaware corporation (the “Company” or “Yelp”), is pleased to offer you employment on the following terms:

1.	Position. Your employment will start on a mutually agreeable date no later than April 22, 2016, and you will initially serve as Advisor to the Company. On May 9, 2016, you will become the Company’s Chief Financial Officer. You will report to the Company’s Chief Executive Officer throughout. You will work primarily in San Francisco, although you may be required to work at other Yelp offices and locations from time to time. The Company may change your title, reporting relationship and work location at its discretion.

2.	Salary. The annualized salary for this position is $325,000 (as adjusted from time to time, your “Salary”), less all applicable deductions and withholdings, payable pursuant to our regular payroll policy. Your Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time. This is an exempt position, and your Salary is intended to cover all hour worked.

3.	Incentive Compensation & Benefits. You are eligible to participate in the incentive compensation programs,insurance programs and other employee benefit plans established by the Company for its employees from time to time, in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

4.	Equity Compensation. Yelp will recommend that its board of directors (or a committee thereof) grant you restricted stock units covering 129,038 shares of Yelp’s Class A common stock (the “RSUs”). If granted, the RSUs will vest according to a four-year vesting schedule, with 25% of the RSUs vesting on May 20, 2017, and the remaining shares vesting ratably on a quarterly basis over the following three years.

Yelp will also recommend that its board of directors (or a committee thereof) grant you an option to purchase 281,150 shares of Yelp’s Class A common stock (the “Option”). If granted, the shares underlying the Option will vest according to a four-year vesting schedule, with 25% of the shares vesting at the end of your first year of employment, and the remaining shares vesting ratably on a monthly basis over the following three years.

Please note that the vesting of the RSUs and Option is conditioned on your continued service with Yelp through each vesting date. The RSUs and Option will also be subject to the terms of Yelp’s stock plan and separate Restricted Stock Unit and Stock Option Agreements between you and Yelp.

5.	Executive Severance Plan. You will be eligible to participate in the Yelp Executive Severance Benefit Plan,subject to the terms and conditions thereof.

6.	Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will be required to sign and comply with our standard Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”) as a condition of your employment.

7.	Dispute Resolution. We sincerely hope that no dispute will arise between us. If a dispute should arise, it will be subject to our Dispute Resolution Policy, unless you timely opt-out as described therein.

8.	Conditions. This offer is conditioned on you successfully passing our background and reference checks, and you providing proof of your identity and ability to work legally within the United States. You agree to provide any documentation or information at the Company’s request to facilitate these processes.

9.	At-Will Employment. While we look forward to a long and successful relationship, your position with Yelp will be “at-will.” This means that both you and Yelp may terminate your employment at any time, with or without cause, and with or without advance notice. However, given the prominent nature of your role with the Company, we ask that you provide a minimum of sixty (60) days advance notice if you decide to terminate your employment relationship with Yelp. During this time, we would expect you to perform your customary job duties and assist, as requested by Yelp, in transitioning outstanding projects, tasks and relationships to other Yelp personnel. That said, nothing in this paragraph is intended to alter your at-will employment relationship with Yelp.

This letter contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment. Any statements or representations contradicting any provision of this letter should be regarded by you as ineffective. In addition, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continued employment for any particular period of time. Any modification or change in your at-will employment status may occur only by way of a written agreement signed by you and an authorized member of the board of directors.

10.	Representation. By signing below, you represent that taking and performing the position Yelp is offering you will not violate the terms of any agreements you may have with others, including any former employers. You also represent that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.

11.	Entire Agreement. This letter, together with the Confidentiality Agreement, will form the complete and exclusive statement of your employment agreement (“Employment Agreement”) with Yelp. The Employment Agreement supersedes any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matter of the Employment Agreement. The Employment Agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of Yelp.

We look forward to you joining us! Please sign the bottom of this letter and return it to accept this offer. This offer will terminate if we do not receive confirmation of your acceptance by April 22, 2016.

Sincerely,

Jeremy Stoppelman
Chief Executive Officer & Director, Yelp Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth above.

/s/ Charles Baker	April 15, 2016
Charles (Lanny) Baker	Date